Exhibit 23.2

LBB & ASSOCIATES LTD., LLP

10260 Westheimer Road, Suite 310

Houston, TX 77042

Phone: (713) 800-4343 Fax: (713) 456-2408

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Wadena Corp.

We consent to the use in this Registration Statement on Form S-1/A Amendment No. 2 of our report dated September 18, 2015, relating to the financial statements of Wadena Corp. for the years ended December 31, 2014 and 2013, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP

Houston, Texas

December 2, 2015